Exhibit G

[Letterhead of the European Investment Bank]

Luxembourg, 8th December 2004

CONSENT

We hereby consent to the references to the Legal Department of the European Investment Bank and to the General Counsel of the European Investment Bank under the heading “Legal Opinions” in the Registration Statement and related prospectus of the European Investment Bank for the registration of $5,000,000,000 of notes and/or bonds filed by the European Investment Bank with the Securities and Exchange Commission of the United States.

EUROPEAN INVESTMENT BANK

/s/ Uhlmann	/s/ Dufresne
E. Uhlmann General Counsel	M. Dufresne Director, Legal Department